Exhibit 16.1

Accounting and Tax

Business Solutions

Financial Services

Technology Services

December 12, 2005

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K dated December 12, 2005 of Vistula Communication Services, Inc. and are in agreement with the statements contained in the first and second paragraphs contained therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Vitale, Caturano & Company, Ltd.

Certified Public Accountants              An Independent Member of Baker Tilly International

80 City Square, Boston, Massachusetts  02129     617 • 912 • 9000     FX 617 • 912 • 9001     www.vitale.com